UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 25, 2011

Dongsheng Pharmaceutical International Co., Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-154787	26-2603989
_____________________ (State or other jurisdiction of incorporation)	_____________ (Commission File Number)	______________ (I.R.S. Employer Identification No.)

China Bing’qi Plaza, Floor 17, No 69, Zi Zhu Yuan Rd, Hai’dian District, Beijing People’s Republic of China 100089
_________________________________ (Address of principal executive offices)

Registrant’s telephone number, including area code:	+86-10-88580708

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment/Resignation of Directors

On July 29, 2011, the Board of Directors of Dongsheng Pharmaceutical International Co., Ltd. (the “Company”) appointed Dr. Jie Du to serve as a member of the Company’s Board of Directors effective on August 1, 2011.  Dr. Du has been appointed to the Governance and Nominating Committee of the Board.  Dr. Du will fill the vacancy on the Board created by the resignation of Robert I. Adler, which was submitted to the Company on, and effective as of, July 25, 2011.  Dr. Du does not have a family relationship with any of the officers or directors of the Company, and there are no related party transactions between Dr. Du and the Company.

Dr. Jie Du, age 46, Director

Dr. Du is a seasoned scientist and entrepreneur.  Currently, she serves as the President & CEO of JDP Therapeutics Inc., a specialty pharmaceutical company that she founded in 2008 that is focused on developing small molecule therapeutics to treat life threatening diseases with significant unmet medical needs, primarily for use of acute care in the hospital setting.  Dr. Du is one of the founders at Frontage Laboratories, which commenced operations in 2001.  Frontage has since grown into a multi national contract research organization, serving pharmaceutical clients in North America and Asia.  After exiting her holdings at Frontage, Dr. Du has been active both as an angel investor of life science start-ups and with her work at JDP Therapeutics.

Dr. Du’s pharmaceutical experience extends 15 years at Abbott, Merck and Mutual pharmaceuticals. During her tenure of increasing responsibilities at these companies, she led activities in pharmaceutical product development, project management, legal/patent strategies, product portfolio management, clinical development, and regulatory areas.  Dr. Du is also a brilliant initiator on pharmaceutical strategies.  Her patents on Metaxalone were licensed to King Pharmaceuticals for $35 million plus future royalties.  Prior to starting JDP Therapeutics, Dr. Du served as the Director of Scientific Affairs at Mutual Pharmaceuticals, a specialty pharmaceutical company in Philadelphia.  Mainly in charge of clinical studies, she was one of the key corporate members responsible for the company’s outstanding growth from approximately $50 million in annual sales in 1998 to approximately $60 million in 2007.

Dr. Du earned her Ph.D. degree from the School of Pharmacy at University of the Pacific in California and is the inventor of many U.S. and international patents.  The Company believes that Dr. Du’s knowledge of the pharmaceutical industry in both China and the United States will make her a vital member of the Board.

Director Agreement

Pursuant to a director agreement, effective as of August 1, 2011 (the “Director Agreement”), Dr. Du was appointed to Board of Directors of the Company.  The term of the Director Agreement is for a period of three years, commencing on August 1, 2011, and terminating on August 1, 2014, or the earliest of certain enumerated events in the Director Agreement (the “Term”).  During the Term, the Company shall pay to the Director (i) $12,000 in quarterly installments, commencing on August 1, 2011 and (ii) 30,000 stock options, such options to vest pursuant to the following schedule: (a) 10,000 stock options to vest on August 1, 2012; (b) 10,000 stock options to vest on August 1, 2013; and (c) 10,000 stock options to vest on August 1, 2014.

The above description of the Director Agreement does not purport to be complete and is qualified in its entity by reference to such Director Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.                      Description

10.1                      Director Agreement by and between the Company and Dr. Jie Du, effective August 1, 2011.**
__________

** Indicates management contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dongsheng Pharmaceutical International Co., Ltd.

July 29, 2011                                                                          By:  /s/ Xiaodong Zhu
Name:   Xiaodong Zhu
Title:     President, Chief Executive Officer and Chairman

EXHIBIT INDEX

Exhibit No.	Description

10.1	Director Agreement by and between the Company and Dr. Jie Du, effective August 1, 2011.**

__________

** Indicates management contract.